AMENDMENT TO THE
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 29th day of September, 2009, to the Custody Agreement, dated as of  July 31, 2001, as amended March 1, 2006 and March 16, 2007 (the "Custody Agreement"), is entered into by and among Madison Mosaic Equity Trust, Madison Mosaic Income Trust, Madison Mosaic Government Money Market Trust and Madison Mosaic Tax-Free Trust (the “Trusts”), business trusts organized under the laws of Massachusetts and U.S. Bank, N.A., a national banking association (the “Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the Trusts and the Custodian desire to amend the Custody Agreement; and

WHEREAS, Article XI, Section 7 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Schedule C, the fees of the Custody Agreement, is hereby superseded and replaced with Schedule C attached hereto. The fee schedule was effective as of July 1, 2009.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ATTEST:

MADISON MOSAIC EQUITY TRUST
MADISON MOSAIC INCOME TRUST
MADISON MOSAIC GOVERNMENT MONEY MARKET TRUST
MADISON MOSAIC TAX-FREE TRUST

By: (signature)

Printed Name: Greg Hoppe

Title:  Treasurer

U.S. BANK, N.A.

By: (signature)

Printed Name:  Michael R. McVoy

Title:  Vice President

Schedule C to the Custody Agreement

DOMESTIC CUSTODY SERVICES - fees MADISON MOSAIC FUNDS EFFECTIVE July 1, 2009

Annual Fee Based Upon Market Value of Fund Family*
1.25 basis point on the first $50 million
1.00 basis point on the next $25 million
.75   basis point on the balance
Portfolio Transaction Fees
$  5.00 per disbursement (Fund expenses only)
$  7.00 per US Bank repurchase agreement transaction
$10.00 per book entry security (depository or Federal Reserve system) and $7.00 non-US Bank repurchase  agrmt
$25.00 per portfolio transaction processed through our New York custodian definitive security (physical)
$  8.00 per principal paydown
$15.00 per option/future contract written, exercised or expired
$100.00 per Cedel/Euroclear transaction
$15.00 per mutual fund trade
$15.00 per Fed Wire
$  6.00 per short sale
$150.00 per segregated account per year
$40.00 for each GNMA/Amortized Security Purchase

All portfolio transaction fees noted above will be waived.

ReportSource - $150 /month – Web reporting
• A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
• No charge for the initial conversion free receipt.
• Overdrafts – charged to the account at prime interest rate plus 2.
• Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Earnings Credits

On a monthly basis any earnings credits generated from uninvested custody balances will be applied against any cash management service fees generated.  Earnings credits are based on the average yield on the 91 day U.S. Treasury Bill for the preceding thirteen weeks less the 10% reserve.

CCO Support Services - $1.200 per year.
Fees are billed monthly.